                                                                      EXHIBIT 11


              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                                                 Twelve Weeks       Three Months       Twenty-eight         Six Months
                                                    Ended               Ended           Weeks Ended           Ended
                                                July 15, 1999       June 30, 1998      July 15, 1999      June 30, 1998
                                               ---------------     ---------------     --------------     --------------
                                                                (In thousands, except per share amounts)
Basic Earnings Per Share:
Numerator
  Net income .........................            $    751             $    281             $  1,218         $    533
                                                  ========             ========             ========         ========

Denominator
  Weighted average shares
    outstanding ......................              16,282                6,577               15,872            6,576

  Escrowed restricted shares .........                (100)                (179)                (139)            (179)
                                                  --------             --------             --------         --------

  Basic weighted average
    shares outstanding ...............              16,182                6,398               15,733            6,397
                                                  ========             ========             ========         ========

  Basic earnings per share: ..........            $    .05             $    .04             $    .08         $    .08
                                                  ========             ========             ========         ========

Diluted Earnings Per Share:

Numerator
  Net income .........................            $    751             $    281             $  1,218         $    533
                                                  ========             ========             ========         ========

Denominator
  Basic weighted average
    shares outstanding ...............              16,182                6,398               15,733            6,397

Incremental common shares attributable
  to exercise of:
    Escrowed restricted shares .......                 100                  179                  139              179
Outstanding options ..................                  12                   72                   27              163
Outstanding warrants .................                  --                  576                   --              780
                                                  --------             --------             --------         --------
                                                       112                  827                  166            1,122

Diluted weighted average shares
  outstanding ........................              16,294                7,225               15,899            7,519
                                                  ========             ========             ========         ========

Diluted earnings per share ...........            $    .05             $    .04             $    .08         $    .07
                                                  ========             ========             ========         ========